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EXHIBIT 5.1

December 20, 2002

Angeion Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127

Re:	Opinion of Counsel as to the Legality of 50,000 shares of Common Stock to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of the 50,000 shares of Common Stock, $.10 par value per share, of Angeion Corporation (the "Company") offered to employees, as defined under Section 423 of the Internal Revenue Code of 1986, as amended, pursuant to the Angeion Corporation 2003 Employee Stock Purchase Plan (the "Plan").

        As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that upon the approval of the Plan by the Company's Shareholders, the 50,000 shares of Common Stock to be offered to employees by the Company under the Plan will, when paid for and issued, will be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

        The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,
LINDQUIST & VENNUM P.L.L.P.
\s\ Lindquist & Vennum P.L.L.P.

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  EXHIBIT 5.1